Exhibit 21.1
CARROLS RESTAURANT GROUP, INC.
Subsidiaries of the Registrant

Name	State of Incorporation or Organization

Carrols Corporation	Delaware

Carrols LLC	Delaware

Carrols Holdco Inc.	Delaware

GRC MergerSub Inc.	Delaware

GRC MergerSub LLC	Delaware

Republic Foods, Inc.	Maryland